Exhibit 99.1

MIRATI THERAPEUTICS ANNOUNCES PROGRESS OF LEAD PROGRAMS

AND PROVIDES UPDATED POSITIVE CLINICAL TRIAL RESULTS FOR

IMMUNO-ONCOLOGY COMBINATION TRIALS

•	Six Partial Responses achieved to date in first 23 evaluable patients receiving the combination of sitravatinib and nivolumab for the treatment of checkpoint inhibitor refractory non-small cell lung cancer

•	Tumor reductions observed in 19 of 23 evaluable patients

•	45 patients have been enrolled in the Phase 2 study, with plans to present more mature data at an oncology conference later this year

•	Three Partial Responses achieved in the first 23 evaluable patients receiving the combination of mocetinostat and durvalumab for the treatment of checkpoint refractory non-small cell lung cancer

•	MRTX849, a potentially first-in-class small molecule inhibitor of KRAS G12C, is on track for an Investigational New Drug submission in the fourth quarter of 2018

SAN DIEGO – April 24, 2018 – Mirati Therapeutics, Inc. (Nasdaq: MRTX) (the Company or Mirati), a clinical-stage targeted oncology company, today provided a progress update on its lead development programs and announced updated, positive clinical trial data for sitravatinib, a spectrum selective kinase inhibitor, and mocetinostat, a class I and IV HDAC inhibitor. The Company has been evaluating sitravatinib and mocetinostat in separate Phase 2 clinical trials in combination with checkpoint inhibitor therapy in non-small cell lung cancer (NSCLC) patients whose disease had progressed following prior treatment with a checkpoint inhibitor. Both clinical trials have generated encouraging preliminary data demonstrating the potential to overcome resistance to checkpoint inhibitor therapy.

“The majority of NSCLC patients either do not respond to checkpoint inhibitor therapy or experience disease progression following treatment. These patients have limited treatment options and generally experience poor outcomes in response to standard of care chemotherapy,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “The preliminary data from our Phase 2 study of sitravatinib plus nivolumab continue to highlight the promise of this combination to overcome resistance to initial checkpoint inhibitor therapy and provide a meaningful treatment option for this large and underserved patient population.”

Sitravatinib is being evaluated in a Phase 2 study in combination with nivolumab (OPDVIO®), an anti-PD-1 checkpoint inhibitor, in patients with NSCLC who have experienced documented disease progression following prior treatment with a checkpoint inhibitor. As of the data cutoff date of March 31, 2018:

•	23 patients were evaluable for response with at least one radiographic scan

•	Six patients achieved a Partial Response (PR) (four confirmed and two unconfirmed)

•	Five of the six patients with PRs remain on study, including both patients with unconfirmed PRs; the longest treatment duration exceeds 50 weeks and is ongoing

•	The other patient with a PR progressed following a treatment duration that exceeded 40 weeks

•	19 of 23 patients demonstrated tumor reductions

•	To date, the combination has been well-tolerated and most adverse events (AEs) reported by investigators were Grade 1 or 2.

“The responses and duration of treatment seen with the combination of sitravatinib and a checkpoint inhibitor are very promising, notably because these patients had relapsed following prior checkpoint inhibitor therapy,” said Alexander Spira, M.D., Ph.D., Director of the Virginia Cancer Specialists Research Institute. “The trial is enrolling well, and we have been pleased with the favorable tolerability of the combination.”

Enrollment is accelerating, and 45 patients have been enrolled. Correlative analyses of peripheral blood and tumor tissue biomarkers are ongoing. The Company is planning to present more mature data at an oncology conference later this year. The Company expects to meet with regulatory authorities in the second half of 2018 to discuss plans for registration.

In a separate Phase 2 study, mocetinostat is being evaluated in combination with durvalumab (IMFINZI®), an anti-PD-L1 checkpoint inhibitor, in patients with NSCLC who have experienced documented disease progression following prior treatment with a checkpoint inhibitor. As of the data cutoff date of March 31, 2018:

•	23 patients were evaluable for response with at least one radiographic scan

•	Three patients achieved a PR (two confirmed and one unconfirmed)

•	All three patients with PRs remain on study; the longest treatment duration exceeds 44 weeks and is ongoing

•	8 of 23 patients demonstrated tumor reductions

•	To date, the combination has been well-tolerated, and most AEs reported by investigators were Grade 1 or 2.

•	31 patients have been enrolled in this ongoing trial and the Company plans to present more mature data at an oncology conference later this year.

Mirati also provided an update on the Phase 1b expansion trial for sitravatinib as a single agent. Interim clinical data will be presented in a poster at the American Society of Clinical Oncology (ASCO) Annual Meeting held June 1 - 5, 2018 in Chicago, Illinois. The presentation, titled “Evaluation of the spectrum selective RTK inhibitor sitravatinib in renal cell carcinoma (RCC) refractory to anti-angiogenic therapy” will report data from patients with RCC treated with single agent sitravatinib.

In that same Phase 1b trial of single agent sitravatinib, enrollment continues in the cohorts of patients whose tumors harbor CBL, CHR4Q12 and RET genetic alterations in NSCLC and other tumor types. The Company plans to present more mature data for these patients at an oncology conference later this year.

MRTX849, the Company’s small molecule mutation-selective KRAS G12C inhibitor, continues to advance towards a planned Investigational New Drug (IND) submission in the fourth quarter of 2018, with the potential to generate early proof-of-concept clinical data in 2019.

About Sitravatinib

Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being tested in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in NSCLC patients who have experienced documented disease progression following treatment with a checkpoint inhibitor. Sitravatinib’s potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.

Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion trial enrolling patients whose tumors harbor CBL, CHR4Q12 and RET genetic alterations in NSCLC and other solid tumors.

About Mocetinostat

Mocetinostat is a selective Class I and IV HDAC inhibitor. Inhibition of histone acetylation is predicted to enhance the recognition of tumor cells by anti-tumor T cells and reverse immunosuppressive factors in the tumor microenvironment. The Company is conducting a Phase 2 study of mocetinostat in combination with durvalumab (IMFINZI®), an anti-PD-L1 checkpoint inhibitor, in NSCLC patients who have experienced disease progression following prior treatment with a checkpoint inhibitor.

About MRTX849

MRTX849 is an orally-available small molecule that potently and selectively inhibits a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of NSCLC adenocarcinoma patients and 5% of colorectal cancer patients. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MTRX849 has demonstrated complete regression of KRAS G12C-positive human tumors implanted in mice. IND-enabling preclinical studies are underway, and an IND submission is expected in the fourth quarter of 2018, with early clinical proof-of-concept anticipated in 2019.

About Mirati Therapeutics

Mirati Therapeutics is a clinical-stage biotechnology company focused on developing a pipeline of targeted oncology product candidates intended to treat specific genetic and epigenetic drivers of cancer. This approach is transforming the treatment of patients by targeting the genetic changes in tumor cells that result in uncontrolled tumor growth and metastases. Mirati’s precision oncology programs seek to treat the patients most likely to benefit from therapies that target specific genetic mutations, directed by genomic tests that identify those mutations. Mirati’s immuno-oncology programs are novel small molecules designed to enhance and expand the efficacy of checkpoint inhibitors when given in combination. In addition to its clinical programs, Mirati has active discovery research efforts focused on novel oncology targets. The promise of these approaches includes potentially better patient outcomes, more efficient cancer treatment and faster drug development. For more information, visit www.mirati.com.

OPDIVO® is a registered trademark of Bristol-Myers Squibb Company.

IMFINZI® is a registered trademark of AstraZeneca plc.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:

Temre Johnson

Mirati Therapeutics Inc.

Senior Manager, Investor Relations & Corporate Communications

(858) 332-3562

ir@mirati.com

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